UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: May 13, 2016

(Date of earliest event reported)

A.M. CASTLE & CO.

(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

(Address of principal executive offices)

Registrant’s telephone number including area code: (847) 455-7111

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, A.M. Castle & Co. (the “Company”) entered into amendments to the Amended and Restated Transaction Support Agreements (the “Support Agreements”) with certain holders (the “Supporting Holders”) of the Company’s 7.00% Convertible Senior Notes due 2017 (the “Existing Convertible Notes”) and distributed exchange agreements (the “Exchange Agreements”) to the Supporting Holders providing for the exchange of Existing Convertible Notes into new 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”) and/or shares of the Company’s common stock (the “Company Common Stock”), at the Supporting Holders’ election. As of May 15, 2016, Supporting Holders holding $23,443,000 in aggregate principal amount of Existing Convertible Notes executed and delivered to the Company Exchange Agreements pursuant to which they have collectively agreed to exchange their Existing Convertible Notes for an aggregate of 7,862,565 shares of Company Common Stock, and Supporting Holders holding $29,822,000 in aggregate principal amount of Existing Convertible Notes executed and delivered to the Company Exchange Agreements pursuant to which they have collectively agreed to exchange their Existing Convertible Notes for $20,870,000 in aggregate principal amount of New Convertible Notes. In accordance with the Support Agreements, the Company will pay accrued and unpaid interest on the Existing Convertible Notes to, but not including, the applicable settlement date. The Company expects to settle the foregoing issuances of the Company Common Stock as early as May 16, 2016 and the issuance of the New Convertible Notes as promptly as practicable thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.M. CASTLE & CO.

May 16, 2016	By:	/s/ Marec E. Edgar
Marec E. Edgar Executive Vice President, General Counsel, Secretary & Chief Administrative Officer